                                                                    EXHIBIT 99.1

                T-3 ENERGY SERVICES ANNOUNCES THE ACQUISITION OF
                           THE OILCO GROUP OF CANADA.

HOUSTON, TEXAS (BUSINESS WIRE) - OCTOBER 19, 2004. T-3 Energy Services Inc. ("T-3") (NASDAQ: TTES - News) announced today that it has completed the purchase of the Oilco Group of Canada for approximately $10 million in cash subject to final adjustments. The Oilco Group, which includes Oilco Equipment Ltd., Oilco Enterprises Ltd., Alberta Rubber Products, Inc., and Oilco Services & Supply Ltd. manufactures accumulators, re-manufactures blowout preventors, performs field services on both accumulators and blowout preventors and manufactures rubber goods used in the oilwell control industry. The acquisition was funded from T-3's working capital and the use of its senior and subordinated long term debt credit facilities.

T-3 Energy's Chairman, President and CEO, Gus D. Halas, commented, "We are very excited about the acquisition of Oilco. The acquisition of Oilco and the addition of its management team further solidifies our strategy to expand our products and services into other geographical markets, especially with additional products and services that will enhance and provide synergies in our existing product lines, geographical market places and customers."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:          Michael T. Mino
                  Vice President
                  713-996-4110
                  mmino@t3es.com